Exhibit 99.1

The Board of Directors
Neogen Corporation
620 Lesher Place
Lansing, MI 48912
The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 13, 2021, to the Board of Directors of Neogen Corporation (“Neogen”) as Annex D to, and reference to such opinion letter under the headings “The Transactions - Background of the Transactions”, “The Transactions - Neogen’s Reasons for the Transactions” and “The Transactions-Opinion of Neogen’s Financial Advisor” in, the prospectus relating to the proposed transaction involving Neogen and the food safety business of 3M Company, which prospectus forms a part of Amendment No. 4 to the registration statement on Forms S-4 and S-1 of Garden SpinCo Corporation and Amendment No. 4 to the registration statement on Form S-4 of Neogen (the “Registration Statements”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statements within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

July 27, 2022